For Immediate Release                    Contact:
Karen Marryat
Senior Vice President/Chief Marketing Officer
781-702-5741
kmarryat@bluehillsbank.com

Blue Hills Bank Mourns the Loss of Director Karen B. O’Connell

HYDE PARK, MA -March 3, 2015 - Blue Hills Bank is deeply saddened by the death of bank director Karen B. O’Connell, Esquire. Karen was the director of economic development for the Town of Dedham, Massachusetts. She joined the Blue Hills Bank board in 2009 and served on the board’s Governance Committee and the board of directors of the Blue Hills Bank Charitable Foundation. Karen was a strong advocate for the Bank and its mission.

“Karen O’Connell brought intelligence, insight and passion to her role as a director and we will miss her greatly. A long-time resident of Hyde Park, she was committed to helping the bank grow while continuing to serve the local community. She was interested in the arts and culture, and saw a direct link between support for the arts and the success and vibrancy of the local economy. Her insight helped guide some of the early decisions the Blue Hills Bank Charitable Foundation made to fund local organizations,” commented William M. Parent, president and chief executive officer. “Karen will be missed by everyone who had the good fortune to spend time with her - whether it was through her non-profit work, the town of Dedham, or her roles with Blue Hills Bank. We extend heartfelt sympathy to Karen’s husband Shawn and their family.”

Blue Hills Bank is a full service community bank headquartered in Hyde Park, MA. With assets of over $1.7 billion, the bank serves customers in Hyde Park, Brookline, Dedham, Milton, Nantucket, Norwood, West Roxbury and surrounding communities. Founded in 1871 as Hyde Park Savings Bank, the Bank is celebrating its 143rd year in business.